Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form F-1 on Form S-1 (No. 333-144079-01 dated November 29, 2007) of our report dated May 30, 2007, except for Note 3, as to which the date is June 6, 2007, relating to the financial statements of Man Financial, the brokerage division of Man Group plc, which appears in such Registration Statement. We also consent to the reference to us under the headings: (i) “Selected Combined Financial Data”; and (ii) “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

November 29, 2007